March 2009 Filed pursuant to Rule 433 dated March 24, 2009 relating to Amendment No. 1 to Preliminary Pricing Supplement No. 51 dated March 24, 2009 to Registration Statement No. 333-156423
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in Equities
Buffered Securities Based on the Performance of a Basket of Equity Indices and Shares due March , 2012
Buffered Securities offer a specified percentage of exposure to a wide variety of underlying assets and asset classes, including equities, commodities and currencies while providing some protection against negative performance of the assets.  Once the assets have decreased in value by more than a specified buffer amount, the investor is exposed to the negative performance of the assets.  At maturity, (i) if the assets have appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the assets, (ii) if the assets have depreciated in value, but the assets have not declined by more than the specified buffer amount, the Buffered Securities will redeem for par and (iii) if the assets have declined by more than the buffer amount, investors will lose 1% for every 1% decline beyond the specified buffer amount, subject to a minimum payment at maturity.  The Buffered Securities are senior unsecured obligations of Morgan Stanley, and all payments on the Buffered Securities are subject to the credit risk of Morgan Stanley.

SUMMARY TERMS
Issuer:	Morgan Stanley
Maturity date:	March , 2012
Original issue price:	$10 per Buffered Security
Stated principal amount:	$10 per Buffered Security
Pricing date:	March , 2009
Original issue date:	March , 2009 (5 business days after the pricing date)
Aggregate principal amount:	$
Interest:	None
Basket:	Basket components	Bloomberg ticker symbol	Basket component weighting	Initial basket component value	Multiplier
	S&P 500® Index (the “SPX Index”)	SPX	75%
	NASDAQ-100 Index® (the “NDX Index”)	NDX	15%
	Shares of the iShares® MSCI EAFE Index Fund (the “underlying shares”)	EFA	10%
Payment at maturity per Buffered Security:	▪ If the final basket value is greater than the initial basket value: $10 + the leveraged upside payment There will be no maximum payment at maturity.
▪ If the final basket value is less than or equal to the initial basket value but has decreased by an amount less than or equal to the buffer amount of 20% from the initial basket value: $10

▪  If the final basket value is less than the initial basket value and has decreased by an amount greater than the buffer amount of 20% from the initial basket value:
($10 x the basket performance factor) + $2.00
This amount will be less than the stated principal amount of $10.  However, under no circumstances will the payment at maturity be less than $2.00 per Buffered Security.

Leveraged upside payment:	$10 x leverage factor x basket percent increase
Leverage factor:	105% to 114% (to be determined on the pricing date)
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Basket performance factor:	final basket value / initial basket value
Buffer amount:	20%
Maximum payment at maturity:	None
Minimum payment at maturity:	$2.00 per Buffered Security (20% of the stated principal amount of the Buffered Securities)
Determination date:	March , 2012, subject to adjustment for non-index business days and certain market disruption events
Final basket component value:
The final basket component value for each basket component will equal (i) in the case of the SPX Index and the NDX Index, the respective index closing value for each index on the determination date and (ii) in the case of the underlying shares, the closing price of one underlying share times the adjustment factor on the determination date

Adjustment factor:	For the underlying shares, 1.0, subject to adjustment for certain events affecting the underlying shares
Initial basket value:
100, which will be equal to the sum of the products of the initial basket component values of each of the basket components on the pricing date, as set forth under “Basket––Initial basket component value” above, and the applicable multipliers for each of the basket components

Final basket value:	The sum of the products of the final basket component value for each basket component and the applicable multiplier for each of the basket components
Multiplier:
The multiplier will be set on the pricing date based on each basket component’s respective initial basket component value so that each basket component is weighted at its applicable basket component weighting. Each multiplier will remain constant for the term of the Buffered Securities. See “Basket––Multiplier” above.

Listing:	The Buffered Securities will not be listed on any securities exchange.
CUSIP:	617483193
ISIN:	US6174831932
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)(2)	Proceeds to Company
Per Buffered Security	$10	$0.40	$9.60
Total	$	$	$
(1)
For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

(2)	The agent will pay a concession equal to $0.30 to an introducing broker in connection with the initial offering of the Buffered Securities.
YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THE OFFERING, AND THE RELATED PROSPECTUS
SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Amendment No. 1 to Preliminary Pricing Supplement No. 51 dated March 24, 2009
Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008
 THE BUFFERED SECURITIES ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE BUFFERED SECURITIES WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP:  MSPRB1208006

Buffered Securities Based on the Performance of a Basket of Equity Indices and Shares due March    , 2012

Investment Overview

Buffered Securities

The Buffered Securities Based on the Performance of a Basket of Equity Indices and Shares (the “Buffered Securities”) can be used:

▪	As an alternative to a direct investment in the components of the basket that enhances returns for the positive performance of the basket

▪	To provide exposure to price movements in the domestic and foreign developed equity markets in a single investment

▪	To obtain a buffer against a specified level of negative performance in the underlying basket and protect a specified portion of the invested principal against negative performance

Maturity:	3 years
Leverage factor:	105% to 114% (to be determined on the pricing date)
Maximum payment at maturity:	None
Minimum payment at maturity:	$2.00 per Buffered Security (20% of the stated principal amount), subject to the credit risk of Morgan Stanley

Basket Overview

The basket consists of the SPX Index, the NDX Index and the underlying shares.  The basket offers exposure to price movements in the domestic and foreign developed equity markets.  For more information on the individual basket components, see “Information About the Basket Components” on page 13 of this document.

Basket Component Information as of March 23, 2009
	Bloomberg Ticker Symbol	Current Basket Component Level	52 Weeks Ago	52 Week High	52 Week Low
The S&P® 500 Index	SPX	822.92	1,349.88	1,426.63	676.53
NASDAQ-100 Index®	NDX	1,259.81	1,814.40	2,055.11	1,036.51
iShares® MSCI EAFE Index Fund	EFA	39.48	70.73	78.52	31.70

Basket Historical Performance January 1, 2004 to March 23, 2009

The graph is calculated as if the basket had an initial value of 100 on January 1, 2004 and illustrates the effect of the offset and/or correlation among the basket components during such period.  The graph does not take into account the leverage factor on the Buffered Securities, nor does it attempt to show your expected return on an investment in the Buffered Securities.  The historical values of the basket should not be taken as an indication of its future performance.

March 2009	Page 2

Buffered Securities Based on the Performance of a Basket of Equity Indices and Shares due March    , 2012

Key Investment Rationale

This 3 year investment offers 105% to 114% leveraged upside on the positive performance of the underlying basket and provides a buffer against a decline of 20% in the value of the underlying basket, ensuring a minimum payment at maturity of $2.00 per Buffered Security.

Access	Exposure to domestic and foreign developed equity markets in a single investment
Leveraged Performance	The Buffered Securities offer investors an opportunity to capture enhanced returns on the positive performance of the basket relative to a direct investment in the basket.
Payment Scenario 1
The underlying basket increases in value and, at maturity, the Buffered Securities redeem for the stated principal amount of $10 plus 105% to 114% of the basket percent increase. There is no maximum payment on the Buffered Securities.

Payment Scenario 2	The underlying basket declines by an amount less than or equal to the buffer amount of 20% and, at maturity, the Buffered Securities redeem for the stated principal amount of $10.
Payment Scenario 3
The underlying basket declines by an amount greater than the buffer amount of 20% and, at maturity, the Buffered Securities redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease below 80% of the initial basket value (e.g., if the underlying basket declines by 30%, the Buffered Securities will redeem for $9 per Buffered Security).

Summary of Selected Key Risks (see page 9)

▪	80% of the stated principal amount is at risk.

▪	No interest payments.

▪
The market price of the Buffered Securities will be influenced by many unpredictable factors, including the value, volatility and dividend yield of the basket components, and you may receive less, and possibly significantly less, than the stated principal amount per Buffered Security if you try to sell your Buffered Securities prior to maturity.

▪	Changes in the value of one or more of the basket components may offset each other.

▪	The Buffered Securities are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the Buffered Securities.

▪	Investing in the Buffered Securities is not equivalent to investing in the basket components.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	There are risks associated with investments in securities linked to the value of foreign equity securities.

▪	The value of the underlying shares is subject to currency exchange risk.

▪	Adjustments to the SPX Index and the NDX Index could adversely affect the value of the Buffered Securities.

▪	Adjustments to the underlying shares or to the MSCI EAFE Index could adversely affect the value of the Buffered Securities.

▪	The underlying shares may not track the MSCI EAFE Index.

▪	The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares.

▪	The U.S. federal income tax consequences of an investment in the Buffered Securities are uncertain.

▪	The Buffered Securities will not be listed on any securities exchange and secondary trading may be limited.

▪	Economic interests of the calculation agent may be potentially adverse to investors.

▪	Hedging and trading activity could potentially adversely affect the value of the Buffered Securities.

March 2009	Page 3

Buffered Securities Based on the Performance of a Basket of Equity Indices and Shares due March    , 2012

Fact Sheet

The Buffered Securities offered are senior unsecured obligations of Morgan Stanley, will pay no interest, provide a minimum payment at maturity of only 20% of the stated principal amount and have the terms described in the accompanying preliminary pricing supplement, prospectus supplement and prospectus.  At maturity, an investor will receive for each stated principal amount of Buffered Securities that the investor holds, an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the value of the underlying basket on the determination date.  Under no circumstances will the payment due at maturity be less than $2.00 per Buffered Security.  The Buffered Securities are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the Buffered Securities are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
March , 2009	March , 2009 (5 business days after the pricing date)	March , 2012, subject to postponement due to market disruption events
Key Terms
Issuer:	Morgan Stanley
Original issue price:	$10 per Buffered Security
Stated principal amount:	$10 per Buffered Security
Interest:	None
Aggregate principal amount:	$
Basket:	Basket components	Bloomberg ticker symbol	Basket component weighting	Initial basket component value	Multiplier
	S&P 500 Index (the “SPX Index”)	SPX	75%
	NASDAQ-100 Index® (the “NDX Index”)	NDX	15%
	Shares of the iShares® MSCI EAFE Index Fund (the “underlying shares”)	EFA	10%
Payment at maturity per Buffered Security:	▪ If the final basket value is greater than the initial basket value: $10 + the leveraged upside payment There will be no maximum payment at maturity.
▪ If the final basket value is less than or equal to the initial basket value but has decreased by an amount less than or equal to the buffer amount of 20% from the initial basket value: $10

▪  If the final basket value is less than the initial basket value and has decreased by an amount greater than the buffer amount of 20% from the initial basket value:
($10 x the basket performance factor) + $2.00
This amount will be less than the stated principal amount of $10.  However, under no circumstances will the payment at maturity be less than $2.00 per Buffered Security.

Leveraged upside payment:	$10 x leverage factor x basket percent increase
Leverage factor:	105% to 114% (to be determined on the pricing date)
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Basket performance factor:	final basket value / initial basket value
Buffer amount:	20%
Maximum payment at maturity:	None
Minimum payment at maturity:	$2.00 per Buffered Security (20% of the stated principal amount of the Buffered Securities)
Determination date:	March , 2012, subject to adjustment for non-index business days and certain market disruption events
Final basket component value:
The final basket component value for each basket component will equal (i) in the case of the SPX Index and the NDX Index, the respective index closing value for each index on the determination date and (ii) in the case of the underlying shares, the closing price of one underlying share times the adjustment factor on the determination date

Adjustment factor:	For the underlying shares, 1.0, subject to adjustment for certain events affecting the underlying shares
Initial basket value:
100, which will be equal to the sum of the products of the initial basket component values of each of the basket components on the pricing date, as set forth under “Basket––Initial basket component value” above, and the applicable multipliers for each of the basket components

Final basket value:	The sum of the products of the final basket component value for each basket component and the applicable multiplier for each of the basket components
Multiplier:
The multiplier will be set on the pricing date based on each basket component’s respective initial basket component value so that each basket component is weighted at its applicable basket component weighting. Each multiplier will remain constant for the term of the Buffered Securities. See “Basket––Multiplier” above.

Risk factors:	Please see “Risk Factors” on page 9.

March 2009	Page 4

Buffered Securities Based on the Performance of a Basket of Equity Indices and Shares due March    , 2012

Postponement of maturity date:
If the determination date is postponed so that it falls less than two scheduled trading days prior to the scheduled maturity date, the maturity date will be the second scheduled trading day following the determination date as postponed.

General Information
Listing:	The Buffered Securities will not be listed on any securities exchange.
CUSIP:	617483193
ISIN:	US6174831932
Minimum ticketing size:	100 Buffered Securities
Bull market or bear market Buffered Securities:	Bull Market Buffered Securities
Tax considerations:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Buffered Securities offered under this document and is superseded by the following discussion.

Although the issuer believes that, under current law, the Buffered Securities should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Buffered Securities.

Assuming this treatment of the Buffered Securities is respected, the following U.S. federal income tax consequences should result based on current law:

▪ a U.S. Holder should not be required to recognize taxable income over the term of the Buffered Securities prior to maturity, other than pursuant to a sale or exchange, and

▪    subject to the discussion below concerning the potential application of the “constructive ownership” rule, upon sale, exchange or settlement of the Buffered Securities at maturity, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Buffered Securities.  Such gain or loss should generally be long-term capital gain or loss if the investor has held the Buffered Securities for more than one year at the time of sale, exchange or settlement, and short-term capital gain or loss otherwise.

Because the Buffered Securities are linked to shares of an exchange-traded fund, although the matter is not clear, there is a substantial risk that an investment in the Buffered Securities will be treated as a “constructive ownership transaction.”  If this treatment applies, it is not clear to what extent any long-term capital gain of the U.S. Holder in respect of the Buffered Securities will be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge).  U.S. investors should read the section entitled “United States Federal Taxation – Tax Consequences to U.S. Holders – Tax Treatment of the Buffered Securities – Potential Application of the Constructive Ownership Rule” in the accompanying preliminary pricing supplement  for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” rule.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered Securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime (as discussed above).  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered Securities, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Buffered Securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Buffered Securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)

March 2009	Page 5

Buffered Securities Based on the Performance of a Basket of Equity Indices and Shares due March    , 2012

Use of proceeds and hedging:
The net proceeds we receive from the sale of the Buffered Securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Buffered Securities through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Buffered Securities by taking positions in the underlying shares, in futures or options contracts on the SPX Index, the NDX Index, the MSCI EAFE Index or the underlying shares, in any component stocks of the SPX Index, the NDX Index or the MSCI EAFE Index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the initial basket component values of the basket components, and, therefore, increase the values at which the basket components must close on the determination date before you will receive at maturity a payment that exceeds the stated principal amount of the Buffered Securities.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the preliminary pricing supplement describing this offering.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying preliminary pricing supplement describing this offering.

Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the Buffered Securities.  We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

March 2009	Page 6

Buffered Securities Based on the Performance of a Basket of Equity Indices and Shares due March    , 2012

How the Buffered Securities Work

Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the Buffered Securities based on the following terms:

Stated principal amount:	$10 per Buffered Security

Hypothetical leverage factor:	109.5%

Buffer amount:	20%

Minimum payment at maturity:	$2.00 per Buffered Security (20% of the stated principal amount)

Buffered Securities Payoff Diagram

How it works

▪
If the final basket value is greater than the initial basket value, investors will receive the $10 stated principal amount per Buffered Security plus 109.5% of the appreciation of the underlying basket over the term of the Buffered Securities.

▪	If the basket appreciates 10%, the investor would receive a 10.95% return, or $11.095 per Buffered Security (110.95% of the stated principal amount).

▪
If the final basket value is less than or equal to the initial basket value but has declined by an amount less than or equal to the buffer amount of 20% of the initial basket value, investors will receive $10 per Buffered Security.

▪
If the final basket value has declined by an amount greater than the buffer amount of 20% of the initial basket value, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease beyond the buffer amount.  The minimum payment due at maturity is $2.00 per Buffered Security.

▪
For example, if the final basket value is equal to 70% of the initial basket value, investors would lose 10% of the stated principal amount and receive only $9 at maturity, or 90% of the stated principal amount per Buffered Security.

March 2009	Page 7

Buffered Securities Based on the Performance of a Basket of Equity Indices and Shares due March    , 2012

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of Buffered Securities that they hold an amount in cash based upon the closing value of the underlying basket on the determination date, as determined as follows:

If the final basket value is greater than the initial basket value:

$10    +    leveraged upside payment

where,

leveraged upside payment = $10 x basket percent increase x leverage factor and where,

basket percent increase	=	final basket value − initial basket value
initial basket value

If the final basket value is less than or equal to the initial basket value but greater than or equal to 80% of the initial basket value, meaning the price has declined by an amount less than or equal to the buffer amount of 20% of the initial basket value:

the stated principal amount of $10

If the final basket value is less than 80% of the initial basket value, meaning the price has declined by an amount greater than the buffer amount of 20% of the initial basket value:

payment at maturity  = ($10    x    basket performance factor) + $2.00

where,

basket performance factor	=	final basket value
initial basket value

Because in this case the basket performance factor will be less than 0.80, the payment at maturity will be less than the stated principal amount.  Under no circumstances will the payment due at maturity be less than $2.00 per Buffered Security.

March 2009	Page 8

Buffered Securities Based on the Performance of a Basket of Equity Indices and Shares due March    , 2012

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Buffered Securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement, prospectus supplement and prospectus.  We also urge you to consult with your investment, legal, tax, accounting and other advisers before you invest in the Buffered Securities.

▪
Buffered Securities do not pay interest or guarantee return of principal.  The terms of the Buffered Securities differ from those of ordinary debt securities in that the Buffered Securities do not pay interest, and provide a minimum payment at maturity of only 20% of the stated principal amount of each Buffered Security.  If the final basket value is less than 80% of the initial basket value, meaning the decline is by more than 20% of the initial basket value, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each Buffered Security by an amount proportionate to the decline in the value of the basket below 80% of the initial basket value.

▪
Market price influenced by many unpredictable factors.  Several factors will influence the value of the Buffered Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Buffered Securities in the secondary market, including: the value of each of the basket components at any time and, in particular, on the determination date, the volatility (frequency and magnitude of changes in value) of each of the basket components, interest and yield rates in the market, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket components or stock markets generally and which may affect the final basket component values of the basket components, the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the securities underlying the MSCI EAFE Index trade, the time remaining until the Buffered Securities mature, the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the adjustment factor, and any actual or anticipated changes in our credit ratings or credit spreads. You may receive less, and possibly significantly less, than the stated principal amount per Buffered Security if you try to sell your Buffered Securities prior to maturity.

▪
Changes in the value of one or more of the basket components may offset each other.  Value movements in the basket components may not correlate with each other.  At a time when the value of one basket component increases in value, the value of the other basket components may not increase as much, or may even decline in value.  Therefore, in calculating the basket components’ performance on the determination date, increases in the value of one basket component may be moderated, or wholly offset, by lesser increases or declines in the value of other basket components.  Furthermore, the basket is not equally weighted among the basket components.  Decreases in the value of a more heavily weighted basket component could moderate or wholly offset increases in the values of the less heavily weighted basket components.

▪
The Buffered Securities are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the Buffered Securities.  Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the Buffered Securities at maturity, and therefore investors are subject to the credit risk of Morgan Stanley and to changes in the market’s view of Morgan Stanley’s creditworthiness.  Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Buffered Securities.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the Buffered Securities in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the Buffered Securities, as well as the cost of hedging our obligations under the Buffered Securities.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

March 2009	Page 9

Buffered Securities Based on the Performance of a Basket of Equity Indices and Shares due March    , 2012

▪
Investing in the Buffered Securities is not equivalent to investing in the basket components.  Investing in the Buffered Securities is not equivalent to investing directly in the basket components or any of the component stocks of the SPX Index, the NDX Index or the MSCI EAFE Index.  Investors in the Buffered Securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or stocks that constitute the SPX Index, the NDX Index or the MSCI EAFE Index.

▪
There are risks associated with investments in securities linked to the value of foreign equity securities.  The underlying shares track the performance of the MSCI EAFE Index, which is linked to the value of foreign equity securities.  Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

▪
The value of the underlying shares is subject to currency exchange risk. Because the closing price of the underlying shares generally reflects the U.S. dollar value of the securities represented in the MSCI EAFE Index, holders of the Buffered Securities will be exposed to currency exchange rate risk with respect to each of the currencies in which such securities trade.  An investor’s net exposure will depend on the extent to which the currencies of the securities included in the MSCI EAFE Index strengthen or weaken against the U.S. dollar and the relative weight of each security in the MSCI EAFE Index.  If, taking into account such weighting, the dollar strengthens against the currencies of the securities represented in the MSCI EAFE Index, the value of the underlying shares will be adversely affected and the payment at maturity on the Buffered Securities may be reduced.

Of particular importance to potential currency exchange risk are:

▪	existing and expected rates of inflation;

▪	existing and expected interest rate levels;

▪	the balance of payments; and

▪	the extent of governmental surpluses or deficits in the countries represented in the MSCI EAFE Index and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the United States, the governments of various countries represented in the MSCI EAFE Index and other countries important to international trade and finance.

▪
Adjustments to the SPX Index and the NDX Index could adversely affect the value of the Buffered Securities.  The publishers of the SPX Index and the NDX Index, respectively, can add, delete or substitute the stocks underlying such index, and can make other methodological changes that could change the value of such index.  Any of these actions could adversely affect the value of the Buffered Securities.  In addition, an index publisher may discontinue or suspend calculation or publication of its index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index and is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index, the payment at maturity on the Buffered Securities will be an amount based on the closing prices at maturity of the securities underlying such index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating such index last in effect prior to discontinuance of such index.

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Buffered Securities Based on the Performance of a Basket of Equity Indices and Shares due March    , 2012

▪
Adjustments to the underlying shares or to the MSCI EAFE Index could adversely affect the value of the Buffered Securities.  Barclays Global Fund Advisors, which we refer to as BGFA, is the investment adviser to the iShares® MSCI EAFE Index Fund, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index.  MSCI Inc. is responsible for calculating and maintaining the MSCI EAFE Index.  MSCI Inc. can add, delete or substitute the stocks underlying the MSCI EAFE Index or make other methodological changes that could change the value of the MSCI EAFE Index.  Pursuant to its investment strategy or otherwise, BGFA may add, delete or substitute the stocks composing the iShares® MSCI EAFE Index Fund.  Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the Buffered Securities.

▪
The underlying shares may not track the MSCI EAFE Index.  The performance of the respective underlying shares may not exactly replicate the performance of the MSCI EAFE Index because the iShares® MSCI EAFE Index Fund will reflect transaction costs and fees that are not included in the calculation of the MSCI EAFE Index.  It is also possible that the iShares® MSCI EAFE Index Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI EAFE Index, due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in each fund, differences in trading hours between the iShares® MSCI EAFE Index Fund and the MSCI EAFE Index or due to other circumstances.  BGFA may invest up to 10% of the iShares® MSCI EAFE Index Fund’s assets in shares of other iShares® funds that seek to track the performance of equity securities of constituent countries of the MSCI EAFE Index.

▪
The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares.  MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the underlying shares.  However, the calculation agent will not make an adjustment for every event that could affect the underlying shares.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the Buffered Securities may be materially and adversely affected.

▪
The Buffered Securities will not be listed on any securities exchange and secondary trading may be limited.  The Buffered Securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Buffered Securities.  Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., may, but is not obligated to, make a market in the Buffered Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered Securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Buffered Securities, the price at which you may be able to trade your Buffered Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease making a market in the Buffered Securities, it is likely that there would be no secondary market for the Buffered Securities.  Accordingly, you should be willing to hold your Buffered Securities to maturity.

▪
Potential adverse economic interest of the calculation agent.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Buffered Securities.  MS & Co., the calculation agent, is our subsidiary.  As calculation agent, MS & Co. will determine the initial basket component value and the final basket component value of each basket component and will calculate the multiplier, the basket performance factor and/or the basket percent increase and the amount of cash you will receive at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of any closing value in the event of a market disruption event, may affect the payment at maturity.

▪
Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the Buffered Securities.  MS & Co. and other affiliates of ours will carry out hedging activities related to the Buffered Securities (and to other instruments linked to the indices or their component stocks or to the underlying shares, the MSCI EAFE Index and its components stocks), including trading in the stocks underlying the indices or the MSCI EAFE Index as well as in other instruments related to the indices or the MSCI EAFE Index.  MS & Co. and some of our other subsidiaries also trade the stocks underlying the indices, other financial instruments related to the indices, the underlying shares, and other instruments related to the MSCI EAFE Index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial basket component values of the basket components and, therefore, the values at which the basket components must close on the determination date before you receive a payment at maturity that exceeds the stated principal amount of the Buffered Securities.  Additionally, such hedging or trading activities during

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the term of the Buffered Securities could potentially affect the values of the basket components on the determination date and, accordingly, the amount of cash you will receive at maturity.

▪
The U.S. federal income tax consequences of an investment in the Buffered Securities are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Buffered Securities.  As discussed in the Tax Disclosure Sections, there is a substantial risk that the “constructive ownership” rule could apply, in which case all or a portion of any long-term capital gain recognized by a U.S. Holder might be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge).  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Buffered Securities might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one possible treatment, U.S. Holders could be required to accrue original issue discount on the Buffered Securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Buffered Securities as ordinary income. The risk that a buffered security will be recharacterized, for U.S. federal income tax purposes, as a debt instrument giving rise to ordinary income, rather than as an open transaction, is higher than with other non-principal protected equity-linked securities.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Buffered Securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered Securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime (as discussed above). While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered Securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered Securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Buffered Securities Based on the Performance of a Basket of Equity Indices and Shares due March    , 2012

Information about the Basket Components

The S&P 500® Index
The S&P 500® Index.  The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc. (“S&P”), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “Description of Buffered Securities––Description of Indices—S&P 500® Index” in the accompanying preliminary pricing supplement describing this offering.

License Agreement between S&P and Morgan Stanley.  “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The Buffered Securities are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc., and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the Buffered Securities.  See “Description of Buffered Securities––License Agreement between S&P and Morgan Stanley” in the accompanying preliminary pricing supplement describing this offering.

The NASDAQ-100 Index®.
The NASDAQ-100 Index®. The NASDAQ-100 Index® is a modified capitalization-weighted index of 100 of the largest non-financial companies listed on The NASDAQ Stock Market LLC.  The NASDAQ-100 Index constitutes a broadly diversified segment of the largest securities listed on The NASDAQ Stock Market LLC and includes companies across a variety of major industry groups. The NASDAQ-100 Index is described under the heading “Description of Buffered Securities––Description of Indices —NASDAQ-100 Index” in the accompanying preliminary pricing supplement describing this offering.

License Agreement between The NASDAQ OMX Group, Inc. and Morgan Stanley.  The “Nasdaq®,” “NASDAQ-100®”, and “NASDAQ-100 Index®” are trade marks of The NASDAQ OMX Group, Inc., which with its affiliates we refer to as NASDAQ OMX, and have been licensed for use by Morgan Stanley.  The Buffered Securities have not been passed on by NASDAQ OMX as to their legality or suitability.  The Buffered Securities are not issued, endorsed, sold or promoted by NASDAQ OMX.  NASDAQ OMX makes no warranties and bears no liability with respect to the Buffered Securities.  See “Description of Buffered Securities––License Agreement between NASDAQ OMX and Morgan Stanley” in the accompanying preliminary pricing supplement describing this offering.

The iShares® MSCI EAFE Index Fund
The iShares® MSCI EAFE Index Fund is an exchange-traded fund managed by iShares, Inc. (“iShares”).  iShares consists of numerous separate investment portfolios, including the iShares® MSCI EAFE Index Fund.  This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index®.  Information provided to or filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

Information about the underlying shares and iShares

This document relates only to the Buffered Securities offered hereby and does not relate to the underlying shares.  We have derived all disclosures contained in this document regarding iShares from the publicly available documents described in the preceding paragraph.  In connection with the offering of the Buffered Securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares, or the underlying shares.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares or the underlying shares is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we price the Buffered Securities)

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Buffered Securities Based on the Performance of a Basket of Equity Indices and Shares due March    , 2012

have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares or the underlying shares could affect the value received at maturity with respect to the Buffered Securities and therefore the trading prices of the Buffered Securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with iShares.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the underlying shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the Buffered Securities under the securities laws.  As a prospective purchaser of the Buffered Securities, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

iShares® is a registered trademark of Barclays Global Investors, N.A. (“BGI”).  The Buffered Securities are not sponsored, endorsed, sold, or promoted by BGI.  BGI makes no representations or warranties to the owners of the Buffered Securities or any member of the public regarding the advisability of investing in the Buffered Securities.  BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the Buffered Securities.

The MSCI EAFE Index®

The MSCI EAFE Index® is a stock index calculated, published and disseminated daily by MSCI Inc., a majority-owned subsidiary of Morgan Stanley, and is intended to provide performance benchmarks for the developed equity markets in Australia and New Zealand and those in Europe and Asia, which include Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.    See  “Description of Buffered Securities––The MSCI EAFE Index®” in the accompanying preliminary pricing supplement describing this offering.

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Buffered Securities Based on the Performance of a Basket of Equity Indices and Shares due March    , 2012

Historical Information

The following tables set forth the published high and low closing values and closing prices, as applicable, as well as end-of-quarter closing values and closing prices, as applicable, for each of the basket components for each quarter in the period from January 1, 2004 through March 23, 2009.  The related graphs set forth the daily closing values or closing prices, as applicable, for each of the basket components in the same period.  The closing value or closing price, as applicable, of each of the basket components on March 23, 2009 were, (i) in the case of the SPX Index, 822.92, (ii) in the case of the NDX Index, 1,259.81, and (iii) in the case of the underlying shares, $39.48.  We obtained the information in the table and graphs below from Bloomberg Financial Markets, without independent verification.  The historical values of the basket components should not be taken as an indication of future performance, and no assurance can be given as to the basket closing value on the determination date.  The payment of dividends on the stocks that underlie the basket components are not reflected in their levels and, therefore, have no effect on the calculation of the payment at maturity.

The S&P 500® Index	High	Low	Period End
2004
First Quarter	1,157.76	1,091.33	1,126.21
Second Quarter	1,150.57	1,084.10	1,140.84
Third Quarter	1,129.30	1,063.23	1,114.58
Fourth Quarter	1,213.55	1,094.81	1,211.92
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter (through March 23, 2009)	934.70	676.53	822.92

The S&P 500® Index January 1, 2004 to March 23, 2009

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Buffered Securities Based on the Performance of a Basket of Equity Indices and Shares due March    , 2012

NASDAQ-100 Index®	High	Low	Period End
2004
First Quarter	1,553.66	1,370.04	1,438.41
Second Quarter	1,516.64	1,379.90	1,516.64
Third Quarter	1,489.57	1,304.43	1,412.74
Fourth Quarter	1,627.46	1,425.21	1,621.12
2005
First Quarter	1,603.51	1,464.34	1,482.53
Second Quarter	1,568.96	1,406.85	1,493.52
Third Quarter	1,627.19	1,490.53	1,601.66
Fourth Quarter	1,709.10	1,521.19	1,645.20
2006
First Quarter	1,758.24	1,645.09	1,703.66
Second Quarter	1,739.20	1,516.85	1,575.23
Third Quarter	1,661.59	1,451.88	1,654.13
Fourth Quarter	1,819.76	1,632.81	1,756.90
2007
First Quarter	1,846.34	1,712.94	1,772.36
Second Quarter	1,944.37	1,773.33	1,934.10
Third Quarter	2,096.39	1,846.09	2,091.11
Fourth Quarter	2,238.98	1,982.16	2,084.93
2008
First Quarter	2,051.76	1,673.03	1,781.93
Second Quarter	2,055.11	1,790.93	1,837.09
Third Quarter	1,964.38	1,496.15	1,594.63
Fourth Quarter	1,563.80	1,036.51	1,211.65
2009
First Quarter (through March 23, 2009)	1,281.65	1,043.87	1,259.81

NASDAQ-100 Index® January 1, 2004 to March 23, 2009

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Buffered Securities Based on the Performance of a Basket of Equity Indices and Shares due March    , 2012

iShares® MSCI EAFE Index Fund (CUSIP 464287465)	High	Low	Period End
2004
First Quarter	48.10	45.12	47.20
Second Quarter	48.10	43.38	47.67
Third Quarter	47.40	44.47	47.13
Fourth Quarter	53.42	47.13	53.42
2005
First Quarter	55.25	51.26	52.96
Second Quarter	53.83	51.28	52.39
Third Quarter	58.48	51.95	58.10
Fourth Quarter	60.94	54.72	59.43
2006
First Quarter	65.38	60.33	64.92
Second Quarter	70.58	59.46	65.39
Third Quarter	68.36	61.70	67.75
Fourth Quarter	74.33	67.94	73.22
2007
First Quarter	76.72	70.90	76.26
Second Quarter	81.78	76.50	80.77
Third Quarter	83.62	73.94	82.59
Fourth Quarter	86.10	78.24	78.50
2008
First Quarter	78.35	68.34	71.90
Second Quarter	78.52	68.08	68.67
Third Quarter	68.00	53.08	56.30
Fourth Quarter	55.88	35.73	44.86
2009
First Quarter (through March 23, 2009)	45.44	31.70	39.48

iShares MSCI EAFE Fund January 1, 2004 to March 23, 2009

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